Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation or Organization
Domestic Subsidiaries:
Sitel Operating Corporation	Delaware
SITEL International Holdings, Inc.	Delaware
SITEL Insurance Services, Inc.	Nebraska
SITEL, LLC	Delaware
SITEL International LLC	Delaware
Sitmex-USA, LLC	Delaware
Service Zone Holdings, LLC	Delaware
Catalog Resources Inc.	Delaware

Foreign Subsidiaries:
SITEL Iberica Teleservices, S.A.	Spain
SITEL International Chile Limitada	Chile
SITEL New Zealand Limited	New Zealand
SITEL (BVI) International, Inc.	British Virgin Islands
SITEL de Brasil Ltda.	Brazil
SITEL de Colombia, S.A.	Colombia
SITEL Panama, S.A.	Republic of Panama
SITEL Teleservices Canada, Inc.	Canada
SITEL Customer Care, Inc.	Canada
SITEL Europe Limited	United Kingdom
SITEL India Limited	India
SITEL France Holdings, SAS	France
Delta Call S.A.	Morocco
SITEL France SAS	France
SRM Inkasso GmbH	Germany
SITEL GmbH	Germany
SITEL UK Limited	United Kingdom
Sitel Panama Operating Corporation, S.A.	Republic of Panama
Sitel Canada Corporation	Canada
Sitel Mexico S.A. de C.V.	Mexico
Sitel India Limited	India
SITEL Philippines Corporation	Philippines
ClientLogic (UK) Holding Limited	United Kingdom
ClientLogic Holding Limited	United Kingdom
ClientLogic Limited	United Kingdom
ClientLogic (UK) Limited	United Kingdom
ClientLogic B.V.	Netherlands
Action (Portugal)-Marketing Telefonica a Rede de Vendas, S.A.	Portugal
SITEL Asia Pacific Investments Pte Limited	Singapore
SITEL Australia Pty Limited	Australia

SITEL Bulgaria EOOD	Bulgaria
SITEL Italy S.r.l. in liquidazione	Italy
Sitel Nicaragua, S.A.	Nicaragua
SITEL Polska Sp. z.o.o.	Poland

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